Exhibit 10.25

TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
Pursuant to the Phillips Edison Grocery Center REIT I, Inc. Amended and Restated 2010 Long-Term Incentive Plan as amended through the date hereof (the “Plan”), Phillips Edison & Company, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units set forth on Exhibit A hereto (an “Award”) to the Grantee set forth on Exhibit A. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.01 per share (the “Stock”) of the Company. Capitalized terms in this award agreement (this “Agreement”) shall have the meaning specified in the Plan, unless a different meaning is specified herein.
1.Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Section 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.
2.Vesting of Restricted Stock Units. The restrictions and conditions of Section 1 of this Agreement shall lapse as set forth on Exhibit A attached hereto. The Committee may at any time accelerate the vesting schedule specified in this Section 2.
3.Termination of Employment. Except as otherwise provided on Exhibit A, if the Grantee’s employment with the Company and its Subsidiaries terminates for any reason prior to the satisfaction of the vesting conditions set forth in Section 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of the Grantee’s successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.
4.Issuance of Shares of Stock. As soon as practicable following each Vesting Date or such other date as of which the Restricted Stock Units granted herein vest (but in no event later than two and one-half months after the end of the calendar year in which vesting occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Exhibit A and Section 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.
5.Dividend Equivalents. The Grantee shall be entitled to receive an amount in cash equal to the product of (i) the per-share amount of any cash dividends, with a record date on or after the Grant Date (as defined in Exhibit A) and prior to settlement pursuant to Section 4, declared with respect to a share of Stock multiplied by (ii) the number of Restricted Stock Units granted herein that are outstanding on such record date, which amount shall be paid to the Grantee in cash if and when such dividend is paid to the holders of Stock. The payment of any such dividend equivalents is intended to comply with the requirements for a “short term deferral”

under Section 409A of the Code and this Agreement, and such equivalents will be construed and administered to comply with such requirements.
6.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee set forth in Section 4.3 of the Plan. In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Agreement shall control.
7.Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.
8.Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.
9.Share Repurchase Program. Grantee hereby agrees that during the period of employment with the Company or its affiliates and for a period of six (6) months following the end of such employment, Grantee will not, without the prior written consent of the Company, participate in the Company’s Share Repurchase Program (“SRP”). The foregoing sentence shall not prohibit the ability of Grantee to sell, pledge, transfer, hypothecate, or otherwise dispose of shares of Stock in any other manner permitted under federal and state securities laws. In addition, the foregoing restriction on participation in the SRP shall not apply to repurchase requests in connection with Grantee’s death, “Qualifying Disability” (as defined in the SRP), or “Determination of Incompetence” (as defined in the SRP).
10.No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee’s employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.
11.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning this Award.
12.Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”).

By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and
13.(iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. The Relevant Information will only be used in accordance with applicable law.
14.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee by hand or at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
IN WITNESS WHEREOF, the undersigned have caused this Award Agreement to be executed as of the ____ day of ____________, 2020.
PHILLIPS EDISON & COMPANY, INC.
By:
Name
Title:
The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.
Dated:
Grantee’s Signature

Exhibit A
Name of Grantee:
No. of Restricted Stock Units:
Grant Date:
1.Vesting of Restricted Stock Units. The restrictions and conditions in Section 1 of the Agreement shall lapse with respect to 25% of Restricted Stock Units set forth above on each of the first four anniversaries of January 1st of the year in which the Grant Date occurs (each a “Vesting Date”).
2.Definitions. Defined terms used herein but not defined herein shall have the meanings given to such terms in the Agreement or in the Plan, as applicable. For purposes of this Exhibit A and the Agreement, the following terms shall have the following meanings:
(a)“Cause” has the meaning set forth in the Severance Plan.
(b)“Change in Control” has the meaning set forth in the Severance Plan.
(c)“Disability” has the meaning set forth in the Severance Plan.
(d)“Good Reason” has the meaning set forth in the Severance Plan.
(e)“Retirement” means termination of Grantee’s employment with the Company after reaching the age of 65, following at least 10 years of service to the Company. A termination for Cause shall not constitute Retirement hereunder.
(f)“Severance Period” has the meaning set forth in the Severance Plan.
(g)“Severance Plan” means the Phillips Edison & Company, Inc. Amended & Restated Executive Severance and Change in Control Plan as in effect as of the Grant Date.
3.Termination of Employment as a result of Death, Disability, or Retirement. In the event that the Grantee’s employment with the Company is terminated as a result of Grantee’s death, Disability, or Retirement, the portion of the Restricted Stock Units that would have vested during the Severance Period shall thereupon vest.
4.Executive Severance and Change in Control Plan; Termination without Cause or Resignation for Good Reason. Notwithstanding anything to the contrary in the Agreement, the terms of the Severance Plan shall remain in effect. In the event of a termination of the Grantee’s employment by the Company and its Affiliates (as defined in the Severance Plan) not for Cause or the Grantee resigns for Good Reason, the Award shall be treated as set forth in Section 4(c) or Section 5(c) of the Severance Plan, as applicable.
5.Other Termination. For the avoidance of doubt, in the event of a termination of the Grantee’s employment by the Company for Cause or the Grantee’s resignation not for Good Reason and not due to the Grantee’s death, Disability or Retirement, Section 3 of the Agreement shall apply.
6.Prior Awards. Notwithstanding anything to the contrary in any prior award agreement granted under the Plan, the definitions in Section 2 of this Exhibit A shall apply to all awards granted under the Plan on or prior to the date hereof and entirely supersede and replace any similar definitions applicable to such prior awards.